Exhibit 10.12
[NEW CENTURY LETTERHEAD]
July ___, 2006
[Name]
[Address]
          Re: Amendment of Director Stock Awards
Dear [First Name]:
     On June 29, 2006, our Board of Directors amended the stock option and restricted stock awards previously granted by New Century to persons who, at the time of grant of the award, were not employed by New Century (“Non-Employee Director Awards”). The amendment applies to all such awards held by persons, like you, who were non-employee members of our Board of Directors on June 29, 2006.
     This letter confirms the amendment of your awards. Should a Change in Control Event (as such term is defined in our 2004 Performance Incentive Plan) occur, then all Non-Employee Director Awards granted to you on or before June 29, 2006 that are outstanding and not otherwise vested upon (or, as may be necessary to effect such acceleration, immediately prior to) the Change in Control Event shall thereupon become fully vested. The accelerated vesting provisions of future Non-Employee Director Awards will be set forth in the applicable award agreements.
     Please call Jennifer Jewett at (949) 250-5177 if you have any question regarding these changes.

Regards,

Brad Morrice
Chief Executive Officer